Exhibit 3.2

CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS OF
SERIES B CONVERTIBLE PREFERRED STOCK OF
CAR CHARGING GROUP, INC.

Car Charging Group, Inc., a Nevada Corporation (the “Corporation”), DOES HEREBY CERTIFY:

Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of the Corporation's Articles of Incorporation, as amended (the “Articles of Incorporation”), the Board of Directors adopted the following resolutions on June 28, 2012 (i) authorizing a series of the Corporation's previously authorized 40,000,000 shares of preferred stock, par value $0.001 per share, and (ii) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 2,500,000 shares of Series B Convertible Preferred Stock of the Corporation, as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation's Articles of Incorporation, a series of Preferred Stock of the Corporation be, and it hereby is, created out of the 20,000,000 authorized but unissued shares of the capital preferred stock, of the Corporation, such series to be designated Series B Convertible Preferred Stock (the "Series B Preferred Stock''), to consist of 2,500,000 shares, par value $0.001 per share, which shall have the following preferences, powers, designations and other special rights;

1.  Conversion Rights.  The Series B Preferred Stock shall be convertible as follows:

a. From the date of issuance until February 6, 2017, for every 500,000 shares of Series B Preferred Stock converted, the holder shall be entitled to receive common stock, par value $0.01 in CarCharging Limited ( “CCLTD Common Stock”), a subsidiary of the Corporation incorporated under the laws of Ireland (“CCLTD”), in an amount equal to one percent (1%) of the issued and outstanding CCLTD Common Stock on the date of conversion; or

b. From July 1, 2015 through December 31, 2015, for every share of Series B Preferred Stock converted, the holder shall be entitled to receive one (1) share of common stock, par value $.001 of the Corporation (“CCGI Common Stock”).

2.  Voting.

a. Except as otherwise provided by applicable law and in addition to any voting rights provided by law, the holders of outstanding shares of the Series B Preferred Stock: (i) shall be entitled to vote together with the holders of the CCLTD Common Stock as a single class on all matters submitted for a vote of the holders of CCLTD Common Stock and (ii) shall be entitled to receive notice of any stockholders’ meetings of the holders of CCLTD Common Stock in accordance with the Articles of Incorporation and By-laws of CarCharging Limited.

i.
For purposes of the voting rights set forth in this Section 2(a), each share of Series B Preferred Stock shall entitle the holder thereof to cast one vote for each whole vote that such holder would be entitled to cast had such holder converted its Series B Preferred Stock into shares of CCLTD Common Stock as of the date immediately prior to the record date for determining the stockholders eligible to vote on any such matter.

b. Holders of the Series B Preferred Stock shall have no voting rights with respect to CCGI Common Stock.

3.  Dividends.

a. In the event any dividends are declared or paid or any other distribution is made on or with respect to CCLTD Common Stock, the holders of the Series B Preferred Stock as of the record date established by the board of directors of CCLTD for such dividend or distribution shall be entitled to receive as dividends (the “CCLTD Dividends”) in an amount (whether in the form of cash, securities or other property) equal to the amount of the dividends or distribution that such holder would have received had the Series B Preferred Stock been converted into CCLTD Common Stock as of the date immediately prior to the record date of such dividend or distribution of the CCLTD Common Stock. However, if CCLTD pays a dividend or makes a distribution consisting in whole or in part of CCLTD Common Stock, then the holders of the Series B Preferred Stock shall not be entitled to receive such dividend or distribution. The record date for any such CCLTD Dividends shall be the record date for the applicable dividend or distribution on the CCLTD Common Stock, and any such CCLTD Dividends shall be payable to the individual, entity or group in whose name the Series B Preferred Stock is registered at the close of business on the applicable record date.

b. The holders of Series B Preferred Stock shall not be entitled to receive dividends paid on CCGI Common Stock.

4.  No Redemption. The shares of Series B Preferred Stock shall not be redeemable.

5. Rank. The Series B Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to any other series of the Corporation’s preferred stock.

6. Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other certificate of designations creating a series of preferred stock or any similar stock or as otherwise required by law.

7. Adjustments to Conversion Rate and Certain Other Adjustments. The conversion rate for the number of shares into which the Series B Preferred Stock shall be converted shall be subject to adjustment from time to time as hereinafter set forth, notice of which shall be promptly provided to the Series B Preferred Stock holders:

a. Extraordinary Events Regarding CCGI Common Stock.  In the event the Corporation shall a) issue additional shares of the CCGI Common Stock as a dividend or other distribution on outstanding CCGI Common Stock, (b) subdivide its outstanding shares of CCGI Common Stock, or (c) combine its outstanding shares of the CCGI Common Stock into a smaller number of shares of the CCGI Common Stock, then, in each such event, the number of shares of CCGI Common Stock of the Corporation into which the Series B Preferred Stock is convertible shall, simultaneously with the happening of such event, be adjusted by dividing the number of shares of Series B Preferred Stock by a fraction, the numerator of which shall be the number of shares of CCGI Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of CCGI Common Stock outstanding immediately after such event, and the quotient so obtained shall thereafter be the number of shares of CCGI Common Stock into which such amount of Series B Preferred Stock can be converted.

b. Mergers or Consolidations. If at any time or from time to time prior to the date of a conversion there is a merger, consolidation or similar capital reorganization of the CCGI Common Stock or CCLTD Common Stock, then as a part of such capital reorganization, provision shall be made so that each holder of outstanding Series B Preferred Stock at the time of such reorganization shall thereafter be entitled to receive, upon a conversion, the number of shares of stock or other securities or property of the to which a holder of the number of shares of CCGI Common Stock or CCLTD Common Stock (as applicable) deliverable upon conversion by such holder would be entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, the resulting or surviving corporation (if not the Corporation) shall expressly assume the obligations to deliver, upon the exercise of the conversion privilege, such securities or property as the holders of the Series B Preferred Stock remaining outstanding (or of other convertible preferred stock received by such holders in place thereof) shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights as provided above.

c. Successive Changes. The provisions of this Section shall similarly apply to successive dividends, reclassifications, reorganizations, subdivisions, combinations, mergers or consolidations, sales or other transfers.

8. Amendment. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty-one percent (51%) of the then outstanding shares of Series B Preferred Stock shall be required for (i) any change to the Corporation's Articles of Incorporation that would adversely amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series B Preferred Stock, or (ii) any issuance of additional shares of Series B Preferred Stock.

9. Notices. In case at any time

a. the Corporation shall offer for subscription pro rata to the holders of its CCGI Common Stock any additional shares of stock of any class or other rights; or

b. there shall be any event as describe in Section 7 (an “Event”),

then, in anyone or more of such cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile or by recognized overnight delivery service, addressed to the registered holders of the Series B Preferred Stock at the address of each such holder as shown on the books of the Corporation, (i) at least twenty (20) days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such subscription rights or for determining rights to vote in respect of any such Event and (ii) in the case of any such Event, at least twenty (20) days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such subscription rights, the date on which the holders of CCGI Common Stock shall be entitled thereto, and such notice in accordance with clause (ii) shall also specify the date on which the holders of CCGI Common Stock shall be entitled to exchange their CCGI Common Stock for securities or other property deliverable upon such Organic Change.

10. Record Owner. The Corporation may deem the person in whose name shares of Series B Preferred Stock shall be registered upon in the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series B Preferred Stock for the purposes of conversion and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effective to satisfy and discharge the liabilities arising under this Certificate of Designations to the extent of the sum or sums so paid or the conversion so made.

11. Register. The Corporation shall maintain a transfer agent which may be the transfer agent for the CCGI Common Stock or the Corporation itself for the registration of the Series B Preferred Stock. Upon any transfer of shares of Series B Preferred Stock in accordance with the provisions hereof, the Corporation shall register or cause the transfer agent to register such transfer on the Stock Register.

IN WITNESS WHEREOF, Michael D. Farkas, Chief Executive Officer of the Corporation, under penalties of perjury, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true and accordingly has signed this Certificate of Designations on June 28, 2012.

/s/ Michael D. Farkas
Michael D. Farkas
Chief Executive Officer

CAR CHARGING GROUP, INC.
SERIES B CONVERTIBLE PREFERRED STOCK
CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock dated June 28, 2012 (the “Certificate of Designations”), of Car Charging Group, Inc., a Nevada Corporation (the “Corporation”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Shares”) as indicated below, by tendering the stock certificate(s) representing the Series B Preferred Shares specified below as of the date specified below.

Date of Conversion:__________________________________
Number of Series B Preferred Shares to be converted:
Please confirm the following information:
Number of shares of Common Stock of CarCharging Limited to be issued:

Please issue the above-listed shares into which the Series B Preferred Shares are being converted to the following address:

Issue to:
Address:
Facsimile Number:
FEIN:
Authorization Signature:
By:
Title:

THIS NOTICE MUST BE DELIVERED TO THE TRANSFER AGENT:
Car Charging Group, Inc.
Attn: Michael D. Farkas
1691 Michigan Avenue, Suite 601
Miami Beach, FL  33139
Facsimile: +1 (305) 521-0201

WITH AN ADDITIONAL COPY TO BE MAILED TO THE CORPORATION :
Car Charging Group, Inc.
Attn: Michael D. Farkas
1691 Michigan Avenue, Suite 601
Miami Beach, FL  33139
Facsimile: +1 (305) 521-0201